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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                                                                    NEWS RELEASE

                             THE UNIMARK GROUP, INC.
   COMPLETES A $12.5 MILLION TRANSACTION WITH THE COCA-COLA EXPORT CORPORATION

Bartonville, TX, April 14, 2003 - The UniMark Group, Inc. (OTC Bulletin Board:
"UNMG.OB") announced today that it has completed a transaction with The Coca-Cola Export Corporation, Mexico Branch, to rescind all contract rights and obligations for the growing and processing of Italian lemons for an aggregate cash payment to Unimark of $12.5 million. UniMark retained the approximately 6,250 acres of lemon groves, which has been planted with more than 800,000 lemon trees and any associated debt.

Further, UniMark confirmed that the expected sale of its Victoria juice processing plant, for an aggregate cash consideration of $3.5 million, is anticipated to be completed during the current fiscal quarter.

Said Jakes Jordaan, Chairman of UniMark's Board of Directors, "We believe that this transaction is a reflection of our Board of Directors' continuing efforts to maximize shareholder value and its focus on both operational strategies and strategic alternatives to maximize shareholder value."

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide, with substantially all of its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through WWW.FREEEDGAR.COM or WWW.SEC.GOV and at http://finance.yahoo.com.

COMPANY CONTACT:                 Gustavo Fernandez Cardenas,President and CEO
  or,
                                 David E.  Ziegler, CFO/Investor Relations
                                 817-491-2992


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